December 2015

Golden Grain Energy Member Update

Golden Grain Energy · 1822 43rd St. SW · Mason City, IA 50401
641-423-8525 · 888-GGE-CORN · Fax: 641-421-8457

Energy for a Clean Environment

Page 4: Renewable Fuels Summit Jan. 19

OUR MISSION is to ***"add value to the corn production of the area and enhance the incomes of our investor partners while providing economic growth to the area we serve."***

Nominees for GGE Board of Directors

Golden Grain Energy members will vote for three members at the upcoming 2016 annual membership meeting, scheduled for Feb. 8, 2016, at the Knights of Columbus Hall in Mason City. Registration and lunch will begin at noon, with the meeting following at 1 p.m.

Directors whose seats are up for election next year include: Dave Sovereign (current board chairman), Stan Laures, and Roger Schaffer. All three are running unopposed for re-election.

Directors are elected at-large and serve a three-year term.

Additional information about the annual meeting will be mailed in early January, including proxy cards.

Wishing all of our members a prosperous New year.

Chairman's comments

Strength continues to show

While 2015 held its share of challenges for Golden Grain and the entire ethanol industry, mainly in low ethanol prices and the continued battle to enforce the intent of the Renewable Fuels Standard, the strength of our first 10 years has placed our company on strong footing to continue to be profitable despite challenges.

The proof is in our two distributions made in 2015, returning more than $60 million to our owner/mem-

Contined on Page 4

Distribution declared

On Nov. 16, 2015 the board of directors declared a cash distribution of $0.70 per membership unit to the holders of Class A and Class B units of record at the close of business on that date for a total distribution of $13,911,100. The distribution, paid to members Dec. 10, 2015, will be recorded in the company's first quarter financial statements for the 2016 fiscal year.

Taxable income estimated at $1.22/unit

Golden Grain Energy has computed an estimate of taxable income for the calendar year 2015. The initial estimate that was sent out with distributions in November estimated taxable income with and without the approval of bonus depreciation.

Since that time, Congress has passed a bill, expected to be signed, to extend that provision of the tax code. Therefore our estimated taxable income is $1.22 per unit. In addition, GGE will pass through approximately $0.103 per unit of domestic manufacturers deduction as in previous years.

We anticipate filing in Iowa, Minnesota, Nebraska, and Georgia. These estimates are contingent on the amount of income reported to us from our investments as well as final December financial results. K-1 forms will be mailed as soon as possible but likely not before the last week of February 2016. Remember that the amount reported to you on your K-1 form (estimated at $1.22/unit) is what you will report on your tax return as taxable income. The distributions received of $1.20 ($0.50 received in June 2015 and $0.70 received in December 2015) are typically not tax-

Contined on Page 2

Efficiency yields new production records

Last year we reported record income, and in 2015 we were able to set additional records.

This year's records were in the form of production and efficiencies. In 2015 we produced more than 2.94 gallons of ethanol for every bushel of corn ground and consumed approximately 25,500 BTUs of natural gas for every gallon of ethanol produced.

Industry averages are approximately 2.80 gallons per bushel and 28,000 BTUs of gas per gallon. These production efficiencies along with a tremendous team of employees allowed us to hit a production record of nearly 119 million gallons.

We also extracted the most amount of corn oil from every bushel of corn that we have ever extracted.

2015 brings lower costs, strong profits, capital improvements

Although ethanol prices dropped off 30 percent compared to the 2014 fiscal year, the 15 percent decrease in corn cost and 40 percent decrease in natural gas costs, compared to 2014, allowed us to still have a extremely profitable year at more than $31.9 million or $1.61 per unit.

The balance sheet took on quite a few noteworthy changes this year also. We still have a significant amount of cash on hand but we also used more cash this year than ever before. We spent nearly $11 million dollars on capital improvements at the plant. These improvements primarily included completion of upgrades to our syrup load out system, thermal oxidizer, rail expansion, and a new process water treatment center and building that will be completed during 2016.

We also sent more than $61.6 million back to you, our members, during 2015 and another $14 million so far in our 2016 fiscal year as noted on Page 1. The board of directors and company continue to position the company to withstand turns in the market as any commodity business is bound to face from time to time.

2016 forecast

The outlook for 2016 may be one of these down turns in the market. Although still positive, margins have been very slim thus far and the short term outlook appears to be more of the same. To quote our lender it is "fortress balance sheets" like GGE's that will help weather such storms.

The complete 10-K as well as the proxy for the 2016 annual meeting were filed on December 21st and can be found on the SEC website or by following the investor link at www.ggecorn.com.

— Christy Marchand, CFO
Golden Grain Energy

BALANCE SHEET	Oct. 31, 2015	Oct. 31, 2014
Current Assets	$ 47,036,908	$ 70,279,557
Total Assets	$ 138,155,320	$ 167,557,815
Current Liabilities	$ 8,114,578	$ 7,791,972
Long-term liabilities	$ 476,962	$ 542,282
Members Equity	$ 129,563,780	$ 159,223,561
Book Value per Unit	$ 6.52	$ 8.01

INCOME STATEMENT	Year Ended 10/31/2015	Year Ended 10/31/2014	Year Ended 10/31/2013
Revenues	$ 221,149,134	$ 289,152,549	$ 350,721,175
Gross Profit	$ 26,932,672	$ 63,817,010	$ 12,706,511
Equity in Net Income from Investments	$ 7,910,228	$ 18,314,254	$ 5,055,518
Net Income	$ 31,946,519	$ 79,279,537	$ 14,183,028
Net Income per Unit	$ 1.61	$ 3.99	$ 0.69
Distribution Paid	$ 3.10	$ 0.90	$ 0.10

K-1 forms expected in late February ... continued from Page 1

able to the majority of our members. Distributions from a partnership are considered a reduction of basis—not income. Should you have questions please consult your tax preparer or contact the GGE office at (641) 423-8525 or info@ggecorn.com



Methanators to be replaced

Golden Grain will be replacing four methanators (used in cleaning process water) in the spring, likely with two larger units.

In early October, two of the methanators were taken out of service following an inspection triggered by the collapse of methanators at other ethanol plants. On Oct. 21, one of the two units that had passed inspection collapsed at the base. No one was injured, though dirty process water was spilled around the exterior of the plant. Inspections have determined that all four methanators are structurally unsound, and they have been taken offline until demolition and reconstruction can take place.

The process performed by the methanators is not essential, though the plant may experience some loss of efficiency (increased natural gas usage and decreased yield per bushel of corn) while the units are down. It will not impact emissions or environmental regulations.

Cost for replacing the methanators is estimated to be between $750,000 and $1 million, with all but $100,000 covered by insurance.

EPA issues final RVO targets for 2014, 2015, and 2016

The EPA issued the final renewable volume obligation (RVO) numbers for biofuels Nov. 30 for the years of 2014 through 2016. The following table summarizes the conventional ethanol (corn based) requirements (billion gallons).

	RFS Law	May EPA Proposal	Nov 30 EPA final
2014	14.40	13.25	13.61
2015	15.0	13.4	14.05
2016	15.0	14.0	14.50

While the final numbers fall far short of the original RFS law, they do represent an improvement from the EPA's May proposal. Thousands of comments were received from ethanol supporters during the comment period and many from the industry gave testimony during EPA hearings on the proposed changes. This input likely had a positive effect on the final ruling. Your voice does matter.

Neither side of the debate is particularly happy with the outcome. Brian Jennings of ACE stated:

"When Congress enacted the Renewable Fuel Standard it voted to side with those of us who said 'yes we can' reduce greenhouse gas emissions from motor fuel, 'yes we can' allow consumer access to E15 and flex fuels, and 'yes we can' spark innovative ways to produce cleaner fuels. While we appreciate that the Administration made incremental improvements compared to the proposed RFS rule, unfortunately, today they are choosing to side with those who say 'no, we can't'. Regrettably, EPA's final RFS rule protects the old way of doing business by obstructing consumer access to cleaner fuels, stifling competition in the marketplace, and undermining innovation. Given all the President hopes to accomplish at the international climate talks (in Paris), it is inconsistent for the Administration to unravel the most effective policy at their disposal to support low carbon fuels."

James Imhoff, an outspoken critic of the RFS, seemed to be more disappointed with the EPA inability to meet deadlines in his statement.

"The EPA continuously fails to properly administer the program and chronically misses deadlines for proposing and finalizing volume requirements, which has led to the rule summarizing three years' worth of obligations at once instead of issuing the mandates annually. How can program participants plan for their blending requirements for a specific year when EPA doesn't set them until years later? EPA's cycle of retroactive mandates falsely inflates the price of the program's compliance credits, which in turn has resulted in a volatile market and completely unstable program."

The best thing we can do now is USE ETHANOL. Reward those stations that offer fueling choices with your business. Ask your local retailer to provide E-15, E-30, and E-85 choices. Together we can help increase the demand for our product and force the market to go beyond the EPA's numbers creating a cleaner environment for everyone.

— Curt Strong, executive vice president and commodity manager

Golden Grain Energy LLC Board of Directors

Dave Sovereign, Chairman
Steve Sukup, Vice Chairman
Stan Laures, Secretary
Jim Boeding
Jerry Calease
Marion Cagley
Dave Reinhart
Leslie Hansen
Duane Lynch
Roger Shaffer

Management Team

Curt Strong, Executive Vice President & Commodity Manager
Chad Kuhlers, Chief Operating Officer
Christy Marchand, Chief Financial Officer

This newsletter contains forward-looking statements. We undertake no responsibility to update any forward looking statement. When used, the words "believe", "hope", "expect", "anticipate" and similar expressions are intended to identify forward-looking statements. Readers should not place undue reliance on any forward-looking statements and recognize that the statements are not predictions of actual future results, which could and likely will differ materially from those anticipated in the forward-looking statements due to risks and uncertainties, including those described in our Securities and Exchange Commission filings, copies of which are available through our website or upon request.

Connect with us:

: Golden Grain Energy LLC

: @ggecorn

10th Annual Iowa Renewable Fuels Summit



January 19, 2016

Altoona, Iowa

"The Midwest's Premier Renewable Fuels Event"

Join industry leaders to celebrate the 10th Anniversary of the Iowa Renewable Fuels Summit, where experts will discuss important state and national issues impacting the future of renewable fuels.

The Summit is FREE to Attend!

To register to attend, explore exhibitor and sponsorship opportunities, and learn more about the 10th Annual Iowa Renewable Fuels Summit, please visit:

www.IowaRFA.org

We Hope to See You at the 2016 Iowa Renewable Fuels Summit!

Iowa Renewable Fuels Association

Questions? Please contact the Iowa Renewable Fuels Association at: **(515) 252-6249** or **info@IowaRFA.org**

Chairman's comments ... continued from Page 1

bers while also investing in improvements that continue to make Golden Grain one of the most efficient ethanol plants in the country. Our three-year growth and improvement plan is designed to maintain our position as a low cost and efficient producer.

Continued support from our members, both through contributions to the GGE PAC and by patronizing your local fuel providers who have put in place the infrastructure to offer higher blends of ethanol fuels, is a key part of what will keep Golden Grain Energy strong in the years ahead.

Continue to share your voice in support of ethanol, come to the annual meeting to learn more about the year past and the year ahead, and have a wonderful 2016.

—Dave Sovereign, GGE board chairman